EXHIBIT 99.1

Investor Relations contact:

Jeffrey P. Harris

Tel: 415-278-7933

investor_relations@gymboree.com

Media Relations contact:

Tel: 415-278-7493

media_relations@gymboree.com

The Gymboree Corporation Reports First Fiscal Quarter 2011 Results

San Francisco, Calif., June 13, 2011 – The Gymboree Corporation (the “Company”) today reported consolidated financial results for the first fiscal quarter ended April 30, 2011.

For the first fiscal quarter of 2011, net sales were $270.3 million, an increase of 6.9% compared to $252.8 million in net sales for the first fiscal quarter of the prior year. Comparable store sales for the quarter were relatively flat versus the first quarter of the prior year.

Gross profit for the first fiscal quarter of 2011 was $110.9 million or 41.0% of net sales compared to $130.2 million or 51.5% of net sales for the first fiscal quarter of 2010. Results for the first quarter of 2011 include, among other items, $10.7 million of additional product costs resulting from purchase accounting adjustments to inventory balances effective upon the closing of the November 2010 acquisition of the Company by Giraffe Holding, Inc., an entity controlled by investment funds sponsored by Bain Capital Partners, LLC (the “Acquisition”). Excluding the impact of the purchase accounting adjustments of $14.1 million, gross profit for the first fiscal quarter of 2011 was $125.0 million or 46.2% of net sales.

SG&A expense for the first quarter was $84.6 million or 31.3% of net sales, compared to $81.5 million or 32.2% of net sales in the comparable quarter of the prior year. Results for the first quarter of 2011 include approximately $6.1 million of additional costs resulting from the Acquisition, including the effect of purchase accounting adjustments and transaction-related charges recognized during the quarter. Excluding these charges, SG&A expense for the first fiscal quarter was $78.5 million or 29.0% of net sales, down 320 basis points from the prior year.

Net loss for the first quarter of fiscal 2011 was $10.4 million compared to net income of $29.2 million for the same period last year. The significant decrease in earnings primarily resulted from Acquisition-related costs, as well as higher interest expense incurred following completion of the Acquisition.

Adjusted EBITDA for the first fiscal quarter of 2011 decreased 6.2% to $59.3 million compared to $63.3 million for the comparable quarter of the prior year. Adjusted EBITDA margins decreased from 25.0% to 22.0% due primarily to lower gross profit margins. A reconciliation of net income (loss) to Adjusted EBITDA is included in Exhibit A of this press release.

Balance Sheet Highlights

As part of the Acquisition, the Company incurred a total of $1.2 billion in debt, consisting of an $820 million seven-year term loan and $400 million in high-yield notes maturing in 8 years. An asset-backed loan (ABL) in the amount of $225 million was also established to support working capital needs. There were no borrowings outstanding under the ABL as of the end of the first fiscal quarter and approximately $158.1 million of undrawn availability. Effective February 2011, the term loan was refinanced to lower the interest rate 50 basis points, remove select financial loan covenants and extend the maturity date from November 2017 to February 2018.

Cash at the end of the first fiscal quarter decreased to $48.2 million from $270.7 million at the end of the first quarter of fiscal 2010. The decrease reflects the impact of the Company’s utilization of cash to fund the transaction.

Capital expenditures for the first fiscal quarter were $7.9 million with the vast majority of the cash used to fund the opening of 25 new stores during the quarter. Smaller amounts of cash were utilized to support infrastructure investments at the corporate office and the Company’s distribution center.

Inventory balances at the end of the first quarter were $163.7 million compared to $110.0 million at the end of same period of the prior year. On a per square foot basis inventory values are up 33%. The increase in inventory values reflects higher inventory unit buys versus the prior year in part to bring Crazy 8 inventory to more appropriate levels, higher average unit costs, and lower consumer acceptance of more recent deliveries.

Excluding in-transit inventory, unit growth on a per square foot basis is up approximately 23%. Based on current trends, the Company anticipates unit growth to be up in the more modest high single digit range as it moves through the inventory in the second quarter.

Non-GAAP Financial Measures

Adjusted EBITDA is calculated in substantially the same manner as “EBITDA” under the indenture governing the notes and “Consolidated EBITDA” under the agreement governing the Company’s senior secured indebtedness. The Company defines “Adjusted EBITDA” as net income (loss) before interest income, interest expense, income tax expense, and depreciation and amortization (“EBITDA”) adjusted for other items, including non-cash share-based compensation, loss on disposal/impairment of assets, sponsor management fees and expenses, and loss on extinguishment of debt, as well as the impact of purchase accounting adjustments resulting from the Acquisition.

Adjusted EBITDA is a non-GAAP measure but is considered an important supplemental measure of the Company’s performance and is believed to be used frequently by securities analysts, investors and other interested parties in the evaluation of similar retail companies. Adjusted EBITDA is not a presentation made in accordance with GAAP and the Company’s computation of Adjusted EBITDA may vary from others in the industry. Adjusted EBITDA should not be considered an alternative to operating income or net income (loss), as a measure of operating performance or cash flow, or as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Management Presentation

The live broadcast of the discussion of first fiscal quarter 2011 financial results will be available to interested parties at 1:00 p.m. PT (4:00 p.m. ET) on Monday, June 13, 2011. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight PT, Sunday, June 19, 2011, at 800-642-1687, passcode 73602711.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of May 28, 2011, the Company operated a total of 1,093 retail stores: 634 Gymboree® stores (593 in the United States, 37 in Canada, 2 in Puerto Rico and 2 in Australia), 151 Gymboree Outlet stores, 123 Janie and Jack® shops and 185 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 697 franchised and Company-operated Gymboree Play & Music® centers in the United States and 38 other countries.

Forward-Looking Statements

The foregoing financial information for the first fiscal quarter ended April 30, 2011, is unaudited and subject to quarter-end and year-end adjustments. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including the ongoing volatility in the commodities market for cotton, uncertainties relating to high levels of unemployment and consumer debt, volatility in the financial markets, general economic conditions, the Company’s ability to anticipate and timely respond to changes in trends and consumer preferences and customer reactions to new merchandise, service levels and new concepts, competitive market conditions, success in meeting the Company’s delivery targets, the Company’s promotional activity, gross margin achievement, the Company’s ability to appropriately manage inventory, effects of future embargos from countries used to source product, the Company’s ability to attract and retain key personnel and other qualified team members, and other factors, including those discussed under “Risk Factors” in the Company’s Registration Statement on Form S-4 filed by the Company with the

Securities and Exchange Commission on May 16, 2011. The forward-looking statements contained in this press release reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, Crazy 8, and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.

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EXHIBIT A

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Successor	Predecessor
	13 Weeks Ended April 30, 2011	13 Weeks Ended May 1, 2010
	($ in thousands)
Net sales:
Retail	$265,882	$249,992
Play & Music and Other	4,374	2,834

Total net sales	270,256	252,826
Cost of goods sold, including buying and occupancy expenses	(159,396)	(122,652)

Gross profit	110,860	130,174
Selling, general and administrative expenses	(84,566)	(81,515)

Operating income	26,294	48,659
Interest income	53	91
Interest expense	(24,003)	(90)
Loss on extinguishment of debt	(19,563)	—
Other income, net	30	28

(Loss) income before income taxes	(17,189)	48,688
Income tax benefit (expense)	6,749	(19,502)

Net (loss) income	$(10,440)	$29,186

Net (loss) income	$(10,440)	$29,186
Interest expense	24,003	90
Interest income	(53)	(91)
Income tax expense (benefit)	(6,749)	19,502
Depreciation and amortization	14,245	9,586
Non-cash share-based compensation expense	1,402	4,561
Loss on disposal/impairment on assets	768	433
Loss on extinguishment of debt	19,563	—
Acquisition-related adjustments	16,606	—

Adjusted EBITDA	$59,345	$63,267

EXHIBIT B

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Successor	Successor	Predecessor
	April 30, 2011	January 29, 2011	May 1, 2010
	($ in thousands)
Current Assets
Cash and cash equivalents	$48,153	$32,124	$270,663
Accounts receivable	16,527	13,669	14,985
Merchandise inventories	163,666	184,268	110,044
Prepaid income taxes	16,549	16,116	—
Prepaid expenses and deferred income taxes	40,858	11,553	29,188

Total current assets	285,753	257,730	424,880

Property and Equipment, net	210,588	212,491	212,971
Deferred Income Taxes	—	—	16,812
Goodwill	934,639	934,639	239
Other Intangible Assets	601,796	606,210	1,249
Deferred Financing Costs	52,840	61,983	—
Other Assets	13,059	15,072	3,245

Total Assets	$2,098,675	$2,088,125	$659,396

Current Liabilities
Accounts payable	$36,201	$54,494	$39,198
Accrued liabilities	80,275	81,100	66,937
Income tax payable	—	—	7,512
Current portion of long-term debt	8,200	8,200	—

Total current liabilities	124,676	143,794	113,647

Long-Term Liabilities
Long-term debt	1,207,613	1,207,791	—
Deferred income taxes	246,719	224,598	—
Lease incentives and other deferred liabilities	29,621	26,131	78,321

Total Liabilities	1,608,629	1,602,314	191,968

Stockholders' Equity	490,046	485,811	467,428

Total Liabilities and Stockholders' Equity	$2,098,675	$2,088,125	$659,396

EXHIBIT C

THE GYMBOREE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	13 Weeks Ended April 30, 2011	13 Weeks Ended May 1, 2010
	($ in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(10,440)	$29,186
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Write-off of deferred financing costs and original issue discount	15,860	—
Depreciation and amortization	14,245	9,586
Amortization of deferred financing costs and accretion of original issue discount	1,702	—
Loss on disposal/impairment of assets	768	433
(Benefit) provision for deferred income taxes	(6,952)	546
Excess tax benefits from exercise and vesting of share-based awards	—	(3,793)
Tax benefit from exercise of stock options and vesting of restricted stock awards and units	—	3,819
Share-based compensation expense	1,402	4,561
Change in assets and liabilities:
Accounts receivable	(2,853)	(5,071)
Merchandise inventories	20,764	11,177
Prepaid expenses and other assets	(244)	(9,370)
Income tax payable/prepaid income taxes	(398)	2,188
Accounts payable	(18,302)	(7,335)
Accrued liabilities	(861)	4,585
Lease incentives and other deferred liabilities	4,267	1,948

Net cash provided by operating activities	18,958	42,460

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,891)	(13,439)
Acquisition of business, net of cash acquired	(1,352)	—
Other	(61)	—

Net cash used in investing activities	(9,304)	(13,439)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Term Loan	820,000	—
Payments on Term Loan	(822,050)	—
Proceeds from ABL facility	20,656	—
Payments on ABL facility	(20,656)	—
Deferred financing costs	(6,529)	—
Investment by Parent	14,865	—
Exercise of stock options	—	952
Repurchases of common stock	—	(21,054)
Excess tax benefits from exercise and vesting of share-based awards	—	3,793

Net cash provided by (used in) financing activities	6,286	(16,309)

Effect of exchange rate fluctuations on cash	89	279
Net increase in cash and cash equivalents	16,029	12,991

CASH AND CASH EQUIVALENTS:
Beginning of period	32,124	257,672

End of period	$48,153	$270,663